                                                                Exhibit 4.03 (b)
                                                                ----------------

                            SECURED PROMISSORY NOTE

                            Dated December 15, 2000

     FOR VALUE RECEIVED, the undersigned ("Borrower") hereby promises to pay to DVI Business Credit Corporation or its assignee (the "Holder") or order, the principal sum of Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000) or such amount thereof as may be from time to time advanced hereunder and pursuant to the terms of that certain Loan and Security Agreement dated as of the date hereof between Holder as Lender and Borrower as Borrower (as amended from time to time, the "Agreement"), with interest on the unpaid principal balance from time to time outstanding until paid at the fluctuating rate of interest provided in the Agreement; computed on the basis of a 360-day year and actual days elapsed, until paid. Interest shall be payable on the first of each month this Note is outstanding in accordance with the terms of the Agreement, with all unpaid principal and interest due and payable in full on the expiration of the term of the Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

     If any part of the interest due on this Note is not paid when due, it shall be added to the principal amount of this Note and thereafter bear interest at the rate provided in the Agreement. If the specified interest rate shall at any time exceed the maximum allowed by law, then the applicable interest rate shall be reduced to the maximum allowed by law.

     1. Borrower may only have the right to prepay or terminate this Note if and when such right is expressly provided for in the Agreement.

     2. Principal and interest shall be payable to Holder at 4041 MacArthur Blvd., Suite 401, Newport Beach, CA 92660, or such other place as the Holder may, from time to time in writing, appoint.

     3. This Note is made pursuant to, and secured by, the Collateral and the Agreement. This Note is also secured by all of the other Loan Documents. The Agreement and the other Loan Documents create a lien on and security interest in the Collateral. The Agreement and the other Loan Documents are hereby incorporated by reference in and made a part of this Note.

     4. The occurrence of any Event of Default shall, at the election of the Holder, make the entire unpaid balance of the principal amount of this Note and accrued interest immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

     5. Failure of the Holder to exercise the acceleration option of paragraph 4 of this Note on the occurrence of any of the events enumerated therein shall not constitute waiver of the right to exercise such option on the subsequent occurrence of any of the events enumerated therein.

     6. Principal and interest shall be payable in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. Borrower waives presentment, demand for payment, notice of nonpayment, protest and notice of protest, and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. Borrower consents to any and all assignments of this Note, extensions of time, renewals and waivers that may be made or granted by the Holder. Borrower expressly agrees that such assignments, extensions of time, renewals or waivers shall not affect Borrower's liability. Borrower agrees that Holder may, without notice to Borrower and without affecting the liability of Borrower, accept additional or substitute security for this Note, release any security or any party liable for this Note or extend or renew this Note. Borrower may not assign any of its rights or delegate any of its obligations under this Note. Any such assignment or delegation by Borrower shall be void.

     7. Upon or after and during the continuance of any Event of Default, in addition to any and all other remedies available to Holder, the outstanding principal balance of this Note shall bear interest at a variable rate per annum equal to the Default Interest Rate until the principal balance of this Note is paid in full.

     8. If action be instituted on this Note (including without limitation, any proceedings for collection hereof in any bankruptcy or probate matter or case), or if proceedings are commenced on or under any of the Loan Documents, Borrower promises to pay the Holder all costs of collection and enforcement including, without limitation, reasonable attorneys' fees.

     9. Any and all notices or other communications or payments required or permitted to be given hereunder shall be effective when received or refused if given or rendered in writing, in the manner provided in the Agreement.

     10. This Note shall inure to the benefit of the Holder's successors and assigns. References to the "Holder" shall be deemed to refer to the holder(s) of this Note at the time such reference becomes relevant.

     11. If any term, provision, covenant, or condition of this Note is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Note shall remain in full force and effect to the greater extent permitted by law and shall in no other way be affected, impaired or invalidated.

     12. Nothing contained herein or in any Loan Document shall be deemed to prevent recourse to and the enforcement against Borrower and the Collateral of all liabilities, obligations and undertakings contained herein and in the Loan Documents.

     13. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA AND BORROWER AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS IN THE STATE OF CALIFORNIA.

THIS NOTE CONTAINS JURY TRIAL WAIVER AND EXEMPLARY AND PUNITIVE DAMAGES WAIVER PROVISIONS

OCCUPATIONAL HEALTH + REHABILITATION INC               CM OCCUPATIONAL HEALTH,
                                                       LIMITED LIABILITY COMPANY
                                                       By: Occupational Health + Rehabilitation Inc
                                                       Its Member and Manager

By:    ________________________________                By:    ________________________________
Print Name: ___________________________                Print Name: ___________________________
Title: ________________________________                Title: ________________________________

OHR-SSM, LLC                                           OCCUPATIONAL HEALTH CONNECTION, LLC
By: Occupational Health + Rehabilitation Inc           By:  Occupational Health + Rehabilitation Inc
Its Member and Manager                                 Its Member and Manager

By:    ________________________________                By:    ________________________________
Print Name: ___________________________                Print Name: ___________________________
Title: ________________________________                Title: ________________________________

                                       37